CARRINGTON LABORATORIES, INC.
                            2001 Walnut Hill Lane
                             Irving, Texas  75038


                  OFFER AND AGREEMENT OF SALE AND PURCHASE


                              February 26, 1997


   TO:   Each Holder of Series E Convertible Preferred Stock

         This letter constitutes an offer (the "Offer") from Carrington Laboratories, Inc. (the "Company") to purchase 50% of your shares, as adjusted pursuant to Paragraph 1 (the "Subject Shares"), of the Company's Series E Convertible Preferred Stock (the "Preferred Stock") for the consideration, and subject to the terms, set forth herein. If you accept the Offer, this letter will also constitute a legally binding agreement (this "Agreement") between the Company and you in accordance with the terms hereof. In addition, if the holders of a majority in interest of the Preferred Stock accept the Offer and the purchase contemplated by the Offer is consummated, this Agreement will constitute an amendment to each of the Registration Rights Agreements signed in October 1996 (collectively, the "RRA") between the Company and the holders of the Preferred Stock. More specifically, the terms of this Agreement are as follows:

         1. Agreement of Sale and Purchase. At the Closing (as herein defined), and subject to you and the other holders of the Preferred Stock tendering an aggregate of at least 330 shares to the Company for purchase (which condition may be waived by the Company), the Company will purchase from you, and you will sell to the Company, the Subject Shares in consideration of the payments to be made by the Company to you in the amounts, and at the times, set forth in Paragraph 2 hereof. At or before the Closing, (i) you will deliver your certificate or certificates for the Subject Shares, together with a duly executed Stock Power in the form enclosed herewith, to First Granite Securities, Inc., as agent (the "Agent"), at 1276 50th Street, Suite 700, Brooklyn, New York 11210, and (ii) the Company will wire transfer to the Agent funds in an amount equal to those payments due to you at the Closing. The Company will purchase fractional shares of Preferred Stock, as necessary, in connection with the Offer.

               Although the Offer is for 50% of your shares of Preferred Stock, if some holders of Preferred Stock (the "Under 50% Sellers") are not willing to sell at least 50% of their Preferred Stock and other holders of Preferred Stock (the "Over 50% Sellers") are willing to sell more than 50% of their Preferred Stock, the Company may, in its discretion, purchase all of the Preferred Stock that the Under 50% Sellers are willing to sell and purchase from the Over 50% Sellers a sufficient number of shares of Preferred Stock to result in the purchase of an aggregate of 330 shares. In such case, the Company will purchase from each of the Over 50% Sellers pro rata according to the number of shares of Preferred Stock that each of the Over 50%

   Sellers indicates a willingness to sell pursuant to the Offer. Accordingly, please indicate in the blank below your signature line the maximum number of shares you are willing to sell pursuant to the Offer. The Company will, within 10 business days after the Closing, send to you a new stock certificate for any shares (including any fractional shares) not purchased pursuant to the Offer. If you prefer to have the cash payments set forth in Paragraph 2 wire transferred directly to your account rather than to the Agent, please so indicate by completing the optional wire transfer instructions below your signature line on this Agreement.

               The closing of the sale and purchase of the Subject Shares (the "Closing") will occur at 10:00 a.m., Eastern Standard Time, on March 6, 1997 or on such earlier date as the Company may, in its discretion, designate following the Agent's receipt of stock certificates and duly executed stock powers for an aggregate of at least 330 shares of Preferred Stock. If stock certificates and stock powers for an aggregate of at least 330 shares of Preferred Stock are not received by 6:00 p.m., Eastern Standard Time, on March 5, 1997, the Offer will expire. The Company reserves the right at its discretion to withdraw the Offer at any time prior to the Closing or to extend the Offer beyond the above-specified time and date of expiration.

         2. Payments. The Company will make the following payments to you in the amounts, and at the times, indicated below:

         (a) Closing Consideration. At the Closing, the Company will pay you in cash an amount equal to the sum of

                     (1)   $11,300 for each Subject Share;

                     (2) a "Periodic Amount" (as defined in Section 2(d) of the RRA) for the "Computation Period" (as defined in Section 2(d) of the RRA) from January 9, 1997 through February 8, 1997, inclusive, equal to the mathematical product of (A) 1% multiplied by (B) $10,000 for each share of Preferred Stock you owned during such 30-day period; and

                     (3) a Periodic Amount for the Computation Period from February 9, 1997 through February 14, 1997, inclusive, equal to the mathematical product of (A) 6/30 multiplied by (B) 2% multiplied by (C) $10,000 for each share of Preferred Stock you owned during such six-day period.

               (b) Interest. Within five business days after the Interest Period (as defined below), the Company will pay you, in cash, interest at the rate of 7% per annum on $10,000 for each share of Preferred Stock that you owned from time to time during the period from February 15, 1997 through the earlier of May 15, 1997 or the date the Registration Statement (as defined in Section 1(a)(iv) of the RRA) is declared effective by the Securities and Exchange Commission (the "Interest Period").

               (c) Periodic Amount. If the Registration Statement is not declared effective by the Securities and Exchange Commission on or before May 15, 1997, the Company will pay you, in cash, a Periodic Amount pursuant to Section 2(d) of the RRA from the Computation Date of May 16, 1997 until the Registration Statement is declared effective by the Securities and Exchange Commission; provided, however, that the rate of the Periodic Amount that shall be applicable during the Computation Period from May 16, 1997 through June 15, 1997 shall be 1%, and the rate of the Periodic Amount that shall be applicable during each Computation Period beginning on or after June 16, 1997 shall be 2%; and provided, further, any such Periodic Amount shall be prorated to take into account the portion of a Computation Period during which the Registration Statement was effective.

               Except as provided in subparagraphs (a)(2) and (a)(3) of this Paragraph 2, no Periodic Amount shall be payable if the Registration Statement is declared effective by the Securities and Exchange Commission on or before May 15, 1997 and, in any event, no Periodic Amount shall accrue from February 15, 1997 through May 15, 1997, inclusive.

         3. Certain Representations. The Company represents and warrants that it is duly authorized, and has full corporate power and authority, to execute and deliver this Agreement. You represent and warrant to the Company that (i) you have received and read the Confidential Disclosure Memorandum dated February 26, 1997, delivered to you by the Company in connection with the Offer, and each of the documents incorporated by reference therein as listed on pages 1 and 2 thereof; (ii) you are duly authorized, and have full power and authority, to execute and deliver this Agreement; and (iii) you have, and at the Closing the Company will receive, good and marketable title to the Subject Shares free and clear of any liens, security interests, pledges, voting trusts, voting agreements, stock transfer restrictions or other encumbrances of any nature whatsoever.

         4. Amendment of RRA. This Agreement constitutes an amendment to the RRA. In the event of any inconsistency between this Agreement and the RRA, the provisions of this Agreement shall control.

         5.    Miscellaneous Provision.

               (a) Applicable Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

               (b) Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Company and you with respect to the subject matter hereof. This Agreement may not be amended except by an instrument in writing executed by both the Company and you.

               (c) Successors and Permitted Assigns. This Agreement will be binding upon, and will inure to the benefit of, the Company, its successors and assigns, and you, your successors, assigns, heirs, devisees and personal representatives. Neither the Company nor you may assign this Agreement without the prior written consent of the other party hereto.

         If you wish to accept the Offer, and if this Agreement correctly reflects your understanding with the Company, please so indicate by signing below in the space provided and returning an original of this Agreement to the Agent.

                                       Sincerely yours,

                                       CARRINGTON LABORATORIES, INC.




                                       By:
                                             Sheri L. Pantermuehl
                                             Treasurer and Chief
                                             Financial Officer

   ACCEPTED AND AGREED:


   ---------------------------------         Maximum Number of Shares
   Print or Type Name of Shareholder            Tendered for Purchase:
   of Record]

                                             --------------------------


   By:                                        Optional Wire Transfer
   ------------------------------             Instructions:
  [Signature of Authorized Person]

                                             Bank:
                                                  ----------------------
   Name:
        -------------------------
                                             Account No.:
                                                         ---------------
   Title:
         ------------------------
                                             ABA Routing No.:
                                                             -----------



   cc:   Samuel Krieger, Esq.
         Krieger & Prager
         319 Fifth Avenue
         Third Floor
         New York, New York 10016